UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934
IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	84-0685613
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

20525 Nordhoff Street, Suite 200 Chatsworth, California	91311-6104
(Address of principal executive offices)	(Zip Code)
(818) 407-9100
(Registrant’s telephone number, including area code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(b) of the Act: Preferred Stock Purchase Rights
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
AMENDMENT NO. 4 TO FORM 8-A
This Amendment No. 4 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) initially filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2005 by Image Entertainment, Inc., a Delaware corporation (the “Company”) and amended and supplemented by Amendment No. 1 filed with the Commission on April 2, 2007, Amendment No. 2 filed with the Commission on July 2, 2007 and Amendment No. 3 filed with the Commission on February 6, 2008, as set forth below.
Item 1. Description of Registrant’s Securities to be Registered.
On November 20, 2008 the Company announced that it had entered into an Agreement and Plan of Merger, dated as of November 20, 2008 (the Merger Agreement”), among Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), The Conceived Group, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.
Immediately prior to the execution of the Merger Agreement, the Company and Computershare Trust Company, N.A., a Delaware corporation, as rights agent (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement, dated as of October 31, 2005 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement or the voting agreements referenced in the Rights Agreement Amendment (the “Voting Agreements”), nor the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the Voting Agreements, will trigger the provisions of the Rights Agreement.
In particular, the Rights Agreement Amendment provides the following: (i) none of Parent, Merger Sub, nor any of their respective affiliates or associates, shall be deemed to be an Acquiring Person, (ii) none of Section 11(a)(ii) Event, Section 13 Event, Distribution Date, nor Share Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to have occurred and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the Rights Agreement, in any such case by reason of (a) the announcement of the Merger, (b) the approval, execution or delivery of the Merger Agreement, (c) the execution and delivery of the Voting Agreements, (d) the commencement or, the consummation of, any of the transactions contemplated by the Merger Agreement, including the Merger, or (e) the commencement or consummation of any of the transactions contemplated by the Voting Agreements.
The Rights Agreement Amendment also redefines the term “Expiration Date” to include the time immediately prior to the effective time of the Merger.
The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, a copy of which is filed as an exhibit hereto, and is incorporated herein by reference.
Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.
Item 2. Exhibits.

Exhibit No.	Exhibit Description
4.1	Amendment No. 4, dated as of November 20, 2008, to the Rights Agreement dated as of October 31, 2005 between Image Entertainment, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference into the Company’s Current Report on Form 8-K filed on November 21, 2008)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: November 21, 2008	By:	/s/ MICHAEL B. BAYER
Name Michael B. Bayer Title: Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Amendment No. 4, dated as of November 20, 2008, to the Rights Agreement dated as of October 31, 2005 between Image Entertainment, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference into the Company’s Current Report on Form 8-K filed on November 21, 2008)